THE NASDAQ OMX group,  INC.

BOARD COMPENSATION POLICY

Amended and Restated on October 17, 2013 |

PURPOSE& STATEMENT Of POLICY

Annual Non-Employee Director (“Director”) compensation consists of the following elements, each of which is discussed further below: (i) annual retainer, (ii) annual equity award, (iii) board and committee meeting fees, (iv) annual committee chair fees (for certain committees) and (v) annual committee member fees (for certain committees).

Director compensation will be based on a compensation year in connection with the annual meeting of stockholders (the “Annual Meeting”). This enables Directors to receive equity immediately following election and appointment to the Board at the Annual Meeting.

APPLICABILITY& SCOPE

This Policy is applicable to all non-employee Directors of The NASDAQ OMX Group, Inc.

ANNUAL RETAINER

+	Annual Retainer compensation will be equal to a total value of $80,000 for each Director, other than the Chairman of the Board.
+	For the Chairman of the Board, Annual Retainer compensation will be equal to a total value of $180,000 for the 2013 compensation year and $205,000 for the 2014 compensation year.
+

Directors may annually elect to receive the Annual Retainer compensation in cash, equity or two portions of cash and equity in percentages specified by the Director.  If selected, the equity portion of the annual retainer will be paid in the form of equity awards permitted under The NASDAQ OMX Group, Inc. Equity Incentive Plan (the “Equity Plan”) to be awarded automatically on the date of the Annual Meeting immediately following the election of the Board.  Each Director will have the opportunity to make this election during the thirty (30) day period preceding the Annual Meeting. If the Director declines to make an election, the entire Annual Retainer will be paid in cash.
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The cash portion selected will be paid semi-annually in arrears, in equal installments, no later than the fifteenth day of the third month following the end of the semi-annual period; provided, however, that a Director will have a right to receive a cash payment for any given period only if that person serves as a Director during all or a portion of that period, with the cash payment for the period being prorated in the case of a person who serves as a Director during only a portion of a period (other than on account of death or disability).

+	The equity portion selected will be paid in accordance with the “Policies and Procedures Relating to Equity Grants” below.
+

A  Director appointed after the annual shareholders meeting will be eligible to receive a prorated share of the Annual Retainer compensation. Such a Director may elect to receive the Annual Retainer compensation in cash, equity or two portions of cash or equity in percentages specified by the Director. Any equity portion will be paid retroactively on the date of the next Annual Meeting. Any cash portion will be paid semi-annually in arrears.

ANNUAL EQUITY AWARD

+	All Directors will receive an additional annual equity award of a type permitted under the Equity Plan, such as Restricted Stock Units, in the amount of $115,000 per annum.

+	The annual equity award will be granted to each Director automatically on the date of the Annual Meeting immediately following the Director’s election and appointment to the Board.

+	The annual equity award will be paid in accordance with the “Policies and Procedures Relating to Equity Grants” below.

BOARD AND COMMITTEE MEETING FEES

+	Each Director will receive a fee of $1,500 for each Board and Committee meeting attended.

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Each Director may elect to receive Board and Committee meeting fees in cash or equity. Fees paid in cash will be paid semi-annually in arrears.  Fees paid in equity will be paid annually in arrears on the date of the Annual Meeting and in accordance with the “Policies and Procedures Relating to Equity Grants” below.

ANNUAL COMMITTEE CHAIR FEES (FOR CERTAIN COMMITTEES)

+	The Chairperson of each of the Audit and Management Compensation Committees will receive an Annual Chair Fee of $25,000.

+	The Chairperson of the Nominating & Governance Committee will receive an Annual Chair Fee of $15,000.

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In 2013, the Annual Chair fees will be paid in cash. Beginning in 2014, each Chairperson may elect to receive the Annual Chair fees in cash or equity. The Annual Chair fees will be paid at the beginning of the annual compensation year in connection with the Annual Meeting.  Fees paid in equity will be paid in accordance with the “Policies and Procedures Relating to Equity Grants” below.

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ANNUAL COMMITTEE MEMBER FEES (FOR CERTAIN COMMITTEES)

+	Each Non-Chair Member of the Audit and Management Compensation Committees will receive an annual membership fee of $5,000.

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In 2013, the Annual Committee Member fees will be paid in cash. Beginning in 2014, each Non-Chair Member may elect to receive the Annual Committee Member fees in cash or equity.  The Annual Committee Member fees will be paid at the beginning of the annual compensation year in connection with the Annual Meeting. Fees paid in equity will be paid in accordance with the “Policies and Procedures Relating to Equity Grants” below.

POLICIES AND PROCEDURES RELATING TO EQUITY GRANTS

GENERAL

+	All Director equity will be granted under the Equity Plan.
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Calculation of the number of shares of equity to be awarded to Directors will be valued at 100% of face value and based on the closing price of NASDAQ OMX’s common stock on the date of the grant. Equity awards are non-transferable and must be issued to the Director.

VESTING

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Any equity awards paid as retroactive compensation (e.g., for Board and Committee meeting fees) will vest immediately. All other equity awards will vest 100% one (1) year from the date of the grant. Equity awards will also vest upon the scheduled expiration of a Director’s term, if such term is not renewed.

+	Upon a Director’s resignation (other than for death or disability) prior to the end of the Director’s term, equity awards will be forfeited.
+	Upon termination of a Director for “Misconduct,” all equity awards will be forfeited without further consideration to the Director.
+	Upon termination of a Director on account of his death or disability, Equity Awards will vest.
+

Shortly after vesting, vested shares will appear in the Director’s account at E*Trade. To view this information, a Director may log directly onto his or her online E*Trade account athttps://us.etrade.com/e/t/user/login_sp. Additionally, a Director may contact E*Trade’s Executive Services Team at 1.866.987.2339 or via email at executiveservices@etrade.com

EQUITY AGREEMENTS, SHARE RESTRICTIONS & VOTING RIGHTS

+	Equity awards will be evidenced by an Equity Award Agreement to be entered into with each Director.
+	Once vested, shares will be freely tradeable. NASDAQ OMX does not have a repurchase right or obligation.
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Trading in NASDAQ OMX shares, however, is subject to the Director and Executive Officers Trading Policy and to any contractual restrictions on transfer, such as lock-up agreements, that may be applicable.

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REPORTING AND DISCLOSURE

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SEC Form 4s (Change in Beneficial Ownership) must be filed by each Director with the SEC within 2 business days of equity grants.  The Director may request NASDAQ OMX’s assistance with the preparation and filing of Form 4s and other Section 16 reports by providing a completed Power of Attorney and CIK/CCC Code, if the Director has a CIK/CCC Code currently assigned.

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Equity will be reflected as stock owned by Directors, if required, in the Beneficial Ownership Table of the NASDAQ OMX Proxy and will be disclosed under the general Director compensation section of the Proxy.

STOCK OWNERSHIP GUIDELINES FOR DIRECTORS

+	Stock ownership guidelines for Directors of NASDAQ OMX are as follows.

Value of Shares Owned

5x annual cash retainer

+	New Directors are expected to meet the applicable level of ownership within four years of their election to the Board of Directors.
+

The value of shares owned will be calculated based upon NASDAQ OMX’s average closing common stock price for a 90 day period prior to the date on which the Director is expected to meet the applicable level of stock ownership.

+	Shares that count toward meeting the stock ownership guidelines include:
☑	Shares owned outright (e.g., shares obtained upon option exercise, shares purchased in the open market, etc.)
☑	Shared ownership (e.g., shares owned or held in trust by immediate family)
☑	Vested and unvested restricted shares
+	Shares that do not count toward meeting the stock ownership guidelines:
☑	Vested stock options
☑	Unvested stock options
+

Once an applicable guideline threshold has been attained, the Director is expected to continuously retain sufficient share ownership to meet the guideline for as long as the Director is subject to the Stock Ownership Guidelines.

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There may be instances where an exception to the guidelines is necessary or appropriate, including in cases where the satisfaction of the guidelines would place a severe hardship on the Director. In such cases, the Chairman of the Board will make a final determination as to whether an exception to the Stock Ownership Guidelines, in whole or in part, will be granted.

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